Exhibit 11
                                   THERMEDICS

                        Computation of Earnings per Share


                              Three Months Ended          Nine Months Ended
                           ------------------------   ------------------------
                             Sept. 28,    Sept. 30,    Sept. 28,     Sept. 30,
                                  1996         1995         1996          1995
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 Computation of Primary
   Earnings per Share:

 Net Income (a)            $ 5,767,000  $ 4,017,000   $19,694,000  $10,945,000
                           -----------  -----------   -----------  -----------

 Shares:
   Weighted average shares
     outstanding            36,645,979   33,770,265    36,333,577   33,564,187

   Add: Shares issuable
        from assumed
        exercise of
        options (as
        determined by
        the application
        of the treasury
        stock method)          437,281            -       470,830            -

        Shares issuable
        from assumed
        conversion of
        subordinated
        convertible
        debentures           1,988,984            -       968,993            -
                           -----------  -----------   -----------  -----------
   Weighted average
     shares outstanding,
     as adjusted (b)        39,072,244   33,770,265    37,773,400   33,564,187
                           -----------  -----------   -----------  -----------
 Primary Earnings per
   Share (a) / (b)         $       .15  $       .12   $       .52  $       .33
                           ===========  ===========   ===========  ===========